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                                                                 EXHIBIT 2.5A


                               AMENDMENT NO. 1

                                      TO

                      GUARANTEE AND INDEMNITY AGREEMENT

        This Amendment No. 1 to Guarantee and Indemnity Agreement ("Agreement") is entered into this 15th day of May, 1996 by and between BROADWAY & SEYMOUR, INC., a Delaware corporation with its principal place of business in Charlotte, North Carolina, ("BSI") and FIDELITY INVESTMENTS INSTITUTIONAL SERVICES, INC. ("FIIS"), a Massachusetts corporation with its principal place of business in Boston, Massachusetts. Certain capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Guarantee and Indemnity Agreement dated April 10, 1996 ("Guaranty"), by and between BSI and FIIS.

                                  BACKGROUND

        WHEREAS, FIIS, BSI and certain wholly-owned subsidiaries of BSI (the "Sellers"), have entered into the Purchase Agreement, wherein the Sellers have agreed to sell the AMSG Business to FIIS;

        WHEREAS, FIIS and CORBEL & COMPANY, a Florida corporation with its principal place of business in Jacksonville, Florida (on behalf of itself and its wholly-owned subsidiary TOTAL ADMINISTRATIVE BENEFIT SYSTEMS, INC. (d/b/a Pentab) (referred to hereinafter collectively, for all purposes, as "Corbel") have entered into that certain Quantech License and Services Agreement dated April 10, 1996 (the "Quantech License");

        WHEREAS, as a condition to the execution of the Quantech License, FIIS and BSI entered into the Guaranty, pursuant to which, among other things, BSI unconditionally guaranteed the obligations of Corbel under the Quantech License and agreed to indemnify FIIS with respect to certain matters thereunder and under the Guaranty;

        WHEREAS, the parties now desire to amend the Guaranty as set forth below.

        NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree for themselves, their successors and assigns as follows:

        1.      Section 7 of the Guaranty is hereby amended to add a new
Section 7.13, as follows:




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                "7.13. Transfer or License of Quantech Software and
        Enhancements. Notwithstanding any other provision of this Agreement, including the limitation of remedies set forth in Section 6, BSI covenants and agrees, in perpetuity, that (a) in the event of any sale, assignment or other transfer of substantially all the assets of Corbel, including the Quantech Software and Enhancements, to any party (other than licenses to end-users granted in the ordinary course), BSI shall cause Corbel to sell, assign, or otherwise transfer to such party the entire Quantech License and all of Corbel's rights and obligations thereunder and shall cause such party to expressly assume in writing all the obligations under the Quantech License or to agree in a written instrument of which FIIS is expressly made a third party beneficiary that such party will comply with all of the obligations of Corbel thereunder, and (b) in the event of any other sale, assignment, transfer or license of any rights in the Quantech Software and Enhancements by Corbel to any party (other than licenses to end-users granted in the ordinary course), BSI shall cause Corbel to require such party to comply with all of Corbel's obligations under Section 7.1.2 of the Quantech License.

        2. The remainder of the Guaranty shall remain unchanged and in full force and effect.









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        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as the year and date first above written.




BROADWAY & SEYMOUR, INC.                      FIDELITY INVESTMENTS INSTITUTIONAL
                                              SERVICES, INC.



By: /s/ Alan C. Stanford                      By: /s/ Paul J. Hondros
   ---------------------------                   ---------------------------
Title:  President                             Title:  President



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